Exhibit 3.2

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FUTUREIT, INC.

    1.        The name of the Corporation is FutureIT, Inc.

    2.        The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on the 26th day of October, 2006 and the First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 9th day of January, 2007.

    3.        By written consent of the Board of Directors of the Corporation (the “Board of Directors”), dated October 16, 2007, a resolution was duly adopted pursuant to Sections 141(f) and 245 of the Delaware General Corporate Law (the “DGCL”), setting forth a proposed amendment and restatement of the Certificate of Incorporation and declaring the proposed amendment and restatement advisable. The stockholders of the Corporation duly approved and adopted the proposed amendment and restatement of the Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the DGCL.

    4.        The Second Amended and Restated Certificate of Incorporation, as so amended and restated (this “Certificate of Incorporation”), now reads in its entirety as follows:

        FIRST: The name of the corporation (hereinafter called the "Corporation") is: FutureIT, Inc.

        SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

        THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 35,000,000 shares, all of which shall be shares of Common Stock, having a par value of $0.0001 per share.

        FIFTH: The Corporation is to have perpetual existence.

        SIXTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

        SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        EIGHTH: The Board of Directors of the Corporation may make, alter or repeal the By-Laws of the Corporation, subject only to such limitations, if any, as may from time to time be imposed by the By-Laws.

        NINTH: The election of directors need not be by written ballot, except as may be otherwise provided in the By-Laws.

        TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders or the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on October 17, 2007

/s/ Omer Nirhod —————————————— Omer Nirhod President